EXHIBIT 99

Camco Financial Issues Correction to January 13, 2009 Press Release Announcing Its Goodwill Impairment and Its Provision for Loan and Lease Losses

CAMBRIDGE, Ohio, Jan. 14, 2009 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the parent company of Advantage Bank, today announced a correction to the press release dated January 13, 2009. The first sentence in the third paragraph in the press release has been revised to reflect the correct percentage of nonperforming loans to total loans.

Nonperforming loans at December 31, 2008 are expected to be approximately $52.1 million, or 6.88% of total loans, with the allowance for loan and lease losses as a percent of nonperforming loans expected to be approximately 34.0%. Loan workouts and the resolution of problem credits are taking longer than previously experienced and when combined with the weakening economy have resulted in nonperforming loans increasing at a faster pace than historical levels.

Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 28 offices in Ohio, Kentucky and West Virginia.

Additional information about Camco may be found on Camco's web site: www.advantagebank.com

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

CONTACT:  Camco Financial Corporation
          James E. Huston, CEO
          (740) 435-2020
          jhuston@advantagebank.com